UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

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EQT CORPORATION
(Name of Registrant as Specified in Its Charter)

TOBY Z. RICE

DEREK A. RICE

J. KYLE DERHAM

WILLIAM E. JORDAN

DANIEL J. RICE IV

DANIEL J. RICE III

ANDREW L. SHARE

RICE INVESTMENT GROUP, L.P.

THE RICE ENERGY 2016 IRREVOCABLE TRUST

LYDIA I. BEEBE

LEE M. CANAAN

DR. KATHRYN J. JACKSON

JOHN F. MCCARTNEY

HALLIE A. VANDERHIDER

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Toby Z. Rice, together with the other participants named herein (collectively, the “Rice Group”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2019 annual meeting of stockholders of EQT Corporation, a Pennsylvania corporation (“EQT”).

Item 1: On May 20, 2019, the Rice Group issued the following press release:

RICE TEAM URGES EQT SHAREHOLDERS TO VOTE FOR TRANSFORMATIONAL CHANGE ON WHITE UNIVERSAL PROXY CARD

EQT Has Squandered Benefits of Rice Energy Acquisition, But Value-Creation Potential Can Still Be Realized

Rice Director Nominees Committed to Transforming EQT Into Modern and Efficient Energy Producer Capable of Driving Improved Shareholder Returns

CARNEGIE, PA, May 20, 2019 -- Toby Z. Rice and Derek A. Rice, shareholders of EQT Corporation (NYSE: EQT), with an approximately 3% ownership interest, today filed a definitive proxy statement and sent a letter to EQT shareholders outlining their comprehensive plan to transform EQT into a modern and efficient energy producer capable of driving improved shareholder returns.

Shareholders are urged to vote on the White universal proxy card for the Rice Team’s slate of seven highly qualified nominees for election to EQT’s Board of Directors at the Annual Meeting of Shareholders on July 10.

The letter and other related materials can be viewed at www.eqtpathforward.com.

The letter follows:

Dear Fellow EQT Shareholders,

Toby Z. Rice, Derek A. Rice, J. Kyle Derham and William E. Jordan (collectively, the “Rice Team”), together with the other participants in this solicitation, beneficially own more than 3% of the common stock of EQT Corporation. We received most of our EQT stock when EQT purchased Rice Energy Inc. in November 2017. Toby Z. Rice co-founded Rice Energy with his brothers and served as its President and Chief Operating Officer.

It has been 18 months since EQT acquired Rice Energy and EQT has yet to deliver the cost savings and synergies it promised shareholders, or even to provide a detailed plan for doing so. EQT’s current guidance and its aspirational goals will leave EQT as the highest cost operator in the Appalachian Basin.

As large shareholders in EQT, we are disappointed with this woeful performance. We believe EQT’s business and financial results can be substantially improved and the original benefits of the Rice Energy and EQT combination can still be realized.

Our track record of value creation speaks for itself.

As many of you know – and as EQT said at the time of the merger – Rice Energy was a high-performing natural gas producer that generated exceptional returns for its shareholders. Unlike many of the century-old oil and gas companies that were Rice Energy’s peers (including EQT), Rice Energy took a decidedly 21st Century approach to producing energy: we digitally enabled our operations for maximum efficiency, reduced our environmental impact and inspired and empowered our employees.

As a direct result of our modern approach to operations and values, Rice Energy led its peers with the highest productivity and lowest cost structure and was named the Number One Workplace in Pittsburgh.

Our shareholders did very well, too. Rice Energy’s stock outperformed its Appalachia E&P peers by 95% over Rice Energy’s life as a public company and outperformed EQT’s stock by 70% during this same period.1

We sold Rice Energy to EQT (and took 80% of the acquisition consideration in EQT stock) because we believed the resulting scale of our combined assets would enable lower development costs and translate into continued, peer-leading shareholder returns.

During the integration, it became apparent that EQT was inefficient, traditional and stodgy. And while we were surprised by the extent of EQT’s old-school approach to operations and organization, we were assured by EQT leadership that the Rice Energy transaction was going to be a catalyst for change.

The fact is that Rice Energy outperformed EQT on almost every relevant metric prior to the transaction. We built our core acreage position in EQT’s backyard, often buying land adjacent to their assets. We set drilling and completion records, pioneered innovative well designs, and created technology solutions that drove our efficient, market-leading operations. And, we instilled a team spirit and collaborative culture among our employees. Lest there be any doubt, EQT justified paying a 40% premium to our stock price on the basis of our exceptional asset base and operating expertise.

We believed EQT was serious about adopting Rice Energy’s operating system across EQT’s portfolio, with the aim of generating significant cost savings. In fact, EQT itself promoted the synergy potential of the transaction as being as high as $10 billion over ten years.

We expected EQT to be receptive to making organizational changes at EQT based on merit and believed EQT would retain at least some of Rice Energy’s leaders to ensure our Appalachian basin-leading expertise, modern operations and culture were incorporated into EQT’s decidedly conventional practices. We thought Rice Energy’s mission – to be the paradigm for oil and gas exploration and production companies in the shale generation – would live on and imbue EQT with values consistent with those of today’s investors, communities and employees.

EQT opted for keeping its own people, operational approach and culture.

Unfortunately, EQT retained none of Rice’s leaders, executed on none of the synergy opportunities. Instead, it continues to do business the same, inefficient, EQT way.

As a result, shareholders have suffered. From the closing of the Rice Energy transaction in November 2017 until we announced our plan for EQT in December 2018, EQT’s total shareholder return (including the value of Equitrans Midstream Corp. stock received in the spin off) was negative 47% according to FactSet, significantly lagging EQT’s peers (which on average returned negative 23%) and the S&P 500’s 4% gain.2

EQT operates today much like the EQT prior to the Rice Energy transaction.

1 Peers for Rice Energy during its time as a public company include EQT, GPOR, CNX, RRC, AR and COG.

2 Source: FactSet. Measured from November 13, 2017 to December 9, 2018. Peers for EQT are CNX, RRC, AR, COG and SWN.

EQT today still has the highest costs of any producer in the Appalachian basin, despite being the only investment grade company among its peers. Amazingly, EQT’s last-place position will persist even if EQT’s newly announced cost-savings plan is implemented successfully.

EQT has, in our experience, a harsh internal culture that values conformity and convention and has a longstanding tradition of promotion by attrition. We note, for example, that the so-called “new” management team is just a group of internal survivors (except for one recent hire resulting from shareholder pressure), with an average tenure at EQT of more than a dozen years. These new leaders have worked and thrived in this culture and are likely to perpetuate it.

EQT still has a highly siloed operating structure where information is treated as personal currency. Despite touting its “Real Time Operations Centers,” EQT lurches from crisis to crisis because of a failure to share information, precluding effective long-term planning and resulting in the inefficient deployment of people and capital.

The combination of high costs, harsh internal culture and siloed operational structure came to a head for EQT in 2018, when the increased scale of operations resulting from the Rice Energy transaction strained EQT beyond the breaking point. EQT’s operational performance declined as employee morale plummeted and, we understand, internal information flow ground to a halt.

Despite its current CEO promising on several occasions in 2018 that EQT was exceeding its synergy guidance from the Rice Energy transaction, EQT instead continued its tradition of being the high-cost producer, even dragging up costs on Rice Energy properties and projects through EQT’s inefficient and chaotic operating model.

In 2018, EQT missed its capital expenditures guidance by $300 million and its Glassdoor approval rating fell from 3.7 stars to 2.7 stars. Amid the chaos and operational challenges, EQT’s current CEO (then CFO) pulled the trigger on a $500 million stock buyback. Two months later, as EQT revealed its operational issues and the resulting cost overruns, EQT’s stock experienced a sharp (and predictable) sell-off.

Our attempts to help have been rebuffed.

Following EQT’s poor operating and financial results in 2018, many of EQT’s largest shareholders urged the Rice Team to get involved. We, too, were concerned for the falling value of our EQT stock.

We sought to offer our operational expertise and assistance to EQT. Given the gravity of the situation, we were surprised that EQT’s CEO and Board refused our help and insisted instead that EQT and its team had more experience and skill than we could offer and that they didn’t need or want our help.

EQT’s recent reactive changes are insufficient.

EQT has made some incremental moves as a result of our recent public and private criticisms and the widespread disappointment among its shareholders. We even see some early improvements in operations, though EQT’s CEO admits they were “low hanging fruit.”

Appointing a random assortment of replacement directors and tackling “low hanging fruit” is not going to create the substantial and systematic change required to make EQT into the company it can and should be. We take little solace from EQT’s belated plan to cut 10% from its extraordinarily high cost base to a level that would still be the highest in the Appalachian Basin; the hard part is reworking the entire workflow and planning process to achieve the next 30% or 40% in cost reduction.

While EQT may be better for replacing its failed old management team with executives who were further down the organizational chart – and its Board may be better for having added some new directors in place of long-tenured ones – shareholders should not be lulled into complacency: rarely does a company inch its way to optimal performance through incremental, uncoordinated change.

EQT’s new CEO, it should be remembered, has no upstream operational experience. He is a financial executive, the former CFO of a services company and the former CFO of EQT. He also was responsible for EQT’s so-called “innovation center,” which so badly failed in its mission to modernize EQT that the center’s operations, according to EQT’s own reporting, were suspended in 2017 before ultimately closing in 2018.

The opportunity to create substantial value still exists, but we need your help.

We are writing to ask you to support a transformation of EQT. We are seeking to create the EQT we expected would result from the merger with Rice Energy: an energy producer that is modern, digital, environmentally conscious and employee-empowering.

We believe all stakeholders should support a thoughtful, systematic and comprehensive plan to transform EQT from a classic, old-world, brute-force energy extraction company into a modern, values-driven clean energy producer. That transformation is ambitious and visionary, and executing it effectively requires a new Board and executive leadership team.

As we describe in the enclosed proxy statement, we have the strategy and team to properly execute this vision and to deliver the merger synergies originally promised to shareholders.

The Rice Team’s plan includes the following:

•	Drive down EQT’s well costs from the highest in the basin to the lowest. We know how to do this because we did it before in EQT’s footprint. It can be done again. Some of EQT’s peers are already operating at these lower cost levels today.

•	Insist on strong leaders. EQT deserves the best leadership team possible, not a team resulting from attrition. We have 10-15 previous Rice Energy department leaders who contributed to the operational success of Rice Energy who stand ready, willing and able to be added to EQT’s team to implement best practices. Leadership changes will be driven by what is best for shareholders from both a performance and continuity perspective, and our pool of talent will not be limited to only former Rice Energy or current EQT leaders.

•	Digitize EQT’s core operational workflows to enable effective planning and re-introduce the digital work environment we designed at Rice Energy that facilitates inter-departmental collaboration. EQT operates in what we believe is a perpetual state of crisis: it has a reactive drilling program and a “Real-Time Operations Center” that scrambles to fix on-site issues. This chaos is evident from the Company’s haphazard rig mobilizations and small-scale, inefficient development program. By comparison, 80% of Rice Energy’s development consisted of large-scale projects, developing upwards of 15 wells at one time, driving down costs and boosting well productivity.

•	Eliminate curtailments through effective planning. EQT has 10% of its production base shut-in due to its inability to plan effectively. Rice Energy did not have these problems and none of EQT’s peers do, either. Eliminating curtailments represents a $250 million per year incremental free cash flow opportunity that we have not included in our base-case projections.

•	Optimize well design and develop other innovations. At Rice Energy, our science department focused on well design and productivity and had remarkable success. Instead of shuttering its innovations center, EQT needs to push the boundaries, test alternative practices and aim for best performance through innovation. For example, across all wells in Washington and Greene Counties, Rice Energy produced an average of approximately 10% more per well than EQT produced from its wells. The gap had grown to 50% in 2017, before EQT bought Rice Energy, because of insights we gleaned from our science group. Notably, our projected incremental free cash flow numbers for EQT do not include the impact of any uplift in productivity.

•	Instill a culture based on teamwork, transparency, trust and meritocracy. Such an environment at EQT would substantially enhance the job satisfaction of EQT’s employees, leading in our experience to greater loyalty, productivity and performance. A collective sense of mission, like we had at Rice Energy, is important for employees and led Rice Energy to be the Number One Workplace in Pittsburgh.

•	Reduce environmental and communal impacts while enhancing safety. In 2017, Rice Energy was four times more efficient than EQT with respect to miles traveled for rig moves, drilled nearly twice the horizontal feet per rig per year and had well productivity 50% higher than EQT. These efficiencies translate into fewer trucks on the road, lower emissions, lower fuel consumption, less exposure to safety risks and less impact on the community.

•	Use capital efficiently to enhance returns and reduce risk. EQT spent nearly $2 billion on acreage in West Virginia since 2016 on which it has drilled just ten wells; Rice Energy passed on these acquisition opportunities and instead allocated similar capital to acquire assets that became core Rice Energy (and now EQT) assets. No modern organization can use capital this inefficiently and maintain its “license” with owners.

We believe the right operating model at EQT can produce incremental annual cash flow of $500 million above EQT’s January 2019 plan -- from well cost savings alone. There are also substantial annual cash flow opportunities in other areas, as highlighted above. And the financial impact is not the only benefit to our plan: we can reduce energy usage, improve employee morale, reduce our environmental impact and bolster community support for EQT’s operation.

In our view, none of these changes, or the resulting cash flow increase, will occur unless a majority of the Board at EQT is replaced by a cohesive group of experienced professionals united by a comprehensive plan and committed to operational excellence and the modernization of EQT.

Accordingly, the Rice Team will nominate seven exceptional candidates for election to EQT’s Board of Directors at the annual meeting of shareholders on July 10. Each of our candidates is committed to transforming EQT into a model of efficient and responsible energy production, while driving improved returns for shareholders.

We encourage you to vote for a complete transformation, and not just incrementalism.

Our Board nominees are:

•	Lydia Beebe. Lydia is the former Corporate Secretary and Chief Governance Officer of Chevron Corporation and is on the Boards of Kansas City Southern and Aemetis, Inc. Lydia’s background in governance and transparency will assist the EQT Board in focusing on shareholder value creation and drive shareholder engagement and trust.

•	Lee Canaan. Lee is an energy investor at Braeburn Capital Partners and an energy industry consultant. She serves on the Boards of Philadelphia Energy Solutions, LLC, and Panhandle Oil and Gas Inc. Lee has helped to transform companies and has an appreciation for best practices in overseeing and managing energy companies.

•	Dr. Kathryn Jackson. Kate is the Director of Energy and Technology Consulting for KeySource, was previously the CTO and Senior Vice President of Research and Technology at Westinghouse Electric Company, and is on the Boards of Portland General Electric and Cameco Corporation. Kate has strong technology expertise and has overseen and assisted in large-scale culture transformations.

•	John McCartney. John has served on the Boards of nine public companies, including Rice Energy, and has been Chairman or Vice Chairman of three. John has broad experience in leading and overseeing cultural transformations - both as COO of US Robotics and as a director of several companies - and substantial public company board experience, with a reputation for leading boards through inclusive deliberations.

•	Daniel J. Rice. Daniel was the CEO of Rice Energy and serves on the Board of EQT today. Daniel was a public company CEO and provided oversight for the digital and cultural transformation of Rice Energy.

•	Toby Z. Rice. Toby was the President and COO of Rice Energy. Toby oversaw all operations of Rice Energy and spearheaded its digital and cultural transformation.
•	Hallie Vaderhider. Hallie is the Managing Director of SFC Management and was previously President & Chief Operating Officer and Executive Vice President and Chief Financial Officer of Black Stone Minerals Company. She has served on the boards of five companies. Hallie has a strong operational and financial background with extensive experience in the energy sector.

You have a choice at the upcoming annual shareholders meeting.

You can vote with management – endorsing the modest, hoped-for improvements that EQT has proposed – and stick by a team that has failed to maximize the return on EQT’s asset base or to create shareholder value.

Or, you can vote for a transformation, installing a proven group of energy executives and public company board members who are committed to ensuring EQT operates efficiently and responsibly and allocates capital optimally.

WE URGE YOU TO VOTE THE WHITE UNIVERSAL PROXY CARD AND
VOTE FOR ALL OF THE RICE TEAM’S NOMINEES.

We encourage you to read the enclosed proxy statement, which includes more information on our proposed nominees and plan, and return the WHITE universal proxy card, voting FOR all seven of the Rice Team’s nominees and five of the incumbent directors (we recommend Dr. Philip Behrman, Janet Carrig, James McManus II, Anita Powers, and Stephen Thorington).

Additional information regarding the proxy contest, as well as the Rice Team’s proxy statement, proxy card and a presentation to EQT shareholders is available at www.EQTPathForward.com.

For questions about how to vote your shares, please contact our proxy solicitor, D.F. King & Co., Inc., at (800) 207-3159.

Sincerely,

The Rice Team

Contacts

For Investor Inquiries:

Kyle Derham

kyle@teamrice.com

For Media Inquiries:

Sard Verbinnen & Co

Jim Barron: 212-687-8080

Kelly Kimberly: 832-680-5120

Rice-SVC@sardverb.com

Item 2: On May 20, 2019, the Rice Group launched a website to communicate with EQT’s shareholders. The website address is https://eqtpathforward.com/. The following materials were posted by the Rice Group to https://eqtpathforward.com/.

RICE TEAM

Home | Board Nominees | About The Rice Team | Shareholder Materials | How to Vote | Contact

How To Vote

Based on the type of shares/accounts you own you can vote in the following ways:

Vote Online

Registered Holders

Please have your **WHITE** universal proxy card available when you access the website www.cesvote.com by clicking **HERE** and follow the simple directions that will be presented to you.

Street-Name Holders

Please have your **WHITE** universal proxy card / **WHITE** universal voting instruction form available when you access the website www.proxyvote.com by clicking **HERE** and follow the simple directions that will be presented to you.

Vote by Phone

Please have your **WHITE** universal proxy card / **WHITE** universal voting instruction form available when you call the toll-free number listed on your **WHITE** universal proxy card / **WHITE** universal voting instruction form and follow the simple directions that will be presented to you.

Vote by Mail

Sign, date and return your **WHITE** universal proxy card / **WHITE** universal voting instruction form in the postage-paid return envelope provided.

If you have any questions, require assistance in voting your WHITE universal proxy card, or need additional copies of the Rice Team's proxy materials, please contact our proxy solicitor, D.F. King & Co., Inc., at the phone numbers listed below.

D.F. KING
An AST Company

48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 207-3159
Email: rice@dfking.com

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